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                                                                    Exhibit 99.1

Newbridge Networks Completes Acquisition of Stanford Telecommunications

Sunnyvale, Calif., December 15, 1999 -- Newbridge Networks (NYSE:NN; TSE:NNC) today announced completion of the acquisition of Stanford Telecommunications (Nasdaq: STII), a leading supplier of key broadband wireless technology and products. The acquisition substantially expands the Newbridge addressable market and greatly enhances the Company's ability to deliver comprehensive solutions that address the exploding market for broadband wireless communications.

Shareholders of Stanford Telecom granted final approval to the merger on December 13, 1999, resulting in the acquisition closing on December 14, 1999. Under the agreement, Newbridge will pay Stanford Telecom stockholders U.S. $34.22 for each common share of Stanford Telecom. Newbridge will use its existing cash balance to finalize the transaction. After proceeds from the divestiture of unrelated businesses, the acquisition is expected to have a net cost to Newbridge of approximately U.S. $240 million. The transaction will be accounted for under the purchase method of accounting.

"With Stanford Telecom's industry leading high speed TDMA technology folded into the Newbridge portfolio, we will deliver more valuable solutions to reinforce our lead in the broadband wireless market," said Pearse Flynn, president and chief operating officer Newbridge Networks. "The powerful combination of Stanford Telecom and Newbridge further strengthens our leadership position in the exploding global market for broadband wireless."

Newbridge will retain the Wireless Broadband Products (WBP) and Satellite Personal Communications (SPC) groups of Stanford Telecom. The Newbridge wireless development team in Sunnyvale forms a key element of the Newbridge center of excellence for broadband wireless technologies, including the development of multiple access wireless modems and highly integrated subscriber units.

Newbridge Networks designs, manufactures, markets and services wide area networking solutions for Internet service providers; local, long-distance, and wireless communications companies; cable television carriers; and enterprise customers in more than 100 countries. The company leverages its relationship with Newbridge Affiliate companies and strategic alliances with numerous other networking companies to deliver complete, end-to-end solutions. Newbridge customers include the world's 350 largest telecommunications service providers and more than 10,000 corporations, government organizations and other institutions. Founded in 1986, the Company employs more than 6,000 people on six continents.

News and information are available at www.newbridge.com.

For more information, contact Corporate Communications.

Newbridge and logo are registered trademarks of Newbridge Networks Corporation.